EXHIBIT 99.1

GenCorp Reports 2013 Fourth Quarter and Annual Results

SACRAMENTO, Calif., Feb. 7, 2014 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the fourth quarter and year ended November 30, 2013.

Financial Overview

Fourth Quarter of Fiscal 2013 compared to Fourth Quarter of Fiscal 2012

  Net sales for the fourth quarter of fiscal 2013 totaled $485.3 million compared to $298.2 million for the fourth quarter of fiscal 2012.
  Net loss for the fourth quarter of fiscal 2013 was ($3.7) million, or ($0.06) loss per share, compared to a net income of $2.8 million, or $0.05 diluted income per share, for the fourth quarter of fiscal 2012.
  Adjusted EBITDAP (Non-GAAP measure*) for the fourth quarter of fiscal 2013 was $53.3 million or 11.0% of net sales, compared to $34.0 million or 11.4% of net sales, for the fourth quarter of fiscal 2012.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $47.0 million for the fourth quarter of fiscal 2013, compared to $34.9 million for the fourth quarter of fiscal 2012.
  Cash provided by operating activities in the fourth quarter of fiscal 2013 totaled $51.1 million, compared to $23.2 million in the fourth quarter of fiscal 2012.
  Free cash flow (Non-GAAP measure*) in the fourth quarter of fiscal 2013 totaled $26.6 million, compared to $4.8 million in the fourth quarter of fiscal 2012.
  Net debt (Non-GAAP measure*) was $501.6 million as of November 30, 2013 compared to $86.6 million as of November 30, 2012.
  Funded backlog was $1,664 million as of November 30, 2013 compared to $1,018 million as of November 30, 2012.

Fiscal 2013 compared to Fiscal 2012

  Net sales for fiscal 2013 totaled $1,383.1 million compared to $994.9 million for fiscal 2012.
  Net income for fiscal 2013 was $167.9 million, or $2.11 diluted income per share, compared to a net loss of ($2.6) million, or ($0.04) loss per share, for fiscal 2012.
  Adjusted EBITDAP (Non-GAAP measure*) for fiscal 2013 was $155.6 million or 11.3% of net sales, compared to $110.9 million or 11.1% of net sales, for fiscal 2012.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $151.4 million for fiscal 2013, compared to $119.2 million for fiscal 2012.
  Cash provided by operating activities in fiscal 2013 totaled $77.6 million, compared to $86.2 million in fiscal 2012.
  Free cash flow (Non-GAAP measure*) in fiscal 2013 totaled $14.4 million, compared to $49.0 million in fiscal 2012.

_________

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

The net income in fiscal 2013 compared to the comparable prior fiscal year was primarily driven by a $193.9 million income tax benefit in fiscal 2013 associated with the release of deferred tax asset valuation allowance reserves and an increase in sales generating additional operating income partially offset by the following items: (i) $27.6 million of interest expense related to the financing of the acquisition of United Technologies Corporation's ("UTC") Pratt & Whitney Rocketdyne (the "Rocketdyne Business"); (ii) $24.0 million increase in non-cash retirement benefit expense; (iii) $12.5 million of unallowable costs associated with the step-up in the fair value of the Rocketdyne Business' assets; (iv) $8.4 million increase in the expenses related to the Rocketdyne Business acquisition; (v) $7.6 million increase in stock-based compensation; and (vi) $5.0 million increase in amortization of intangible assets related to the Rocketdyne Business acquisition. See table below.

Included in the income (loss) from continuing operations before income taxes for the periods presented are as follows:

	Three months ended November 30,		Year ended November 30,
	2013	2012	2013	2012
	(In millions)
Rocketdyne Business acquisition costs:
Acquisition costs	$ 1.2	$ 7.5	$ 20.0	$ 11.6
Interest expense associated with financing of the Rocketdyne Business acquisition	8.3	—	27.6	—
Amortization of the Rocketdyne Business intangible assets	2.7	—	5.0	—
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets not allocable to the Company's U.S. government contracts	5.1	—	10.3	—
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory not allocable to the Company's U.S. government contracts	0.9	—	2.2	—
Total Rocketdyne Business acquisition costs	18.2	7.5	65.1	11.6
Other costs
Retirement benefit expense	16.5	10.2	65.0	41.0
Stock-based compensation	4.4	1.4	14.1	6.5
Total other costs	20.9	11.6	79.1	47.5
	$ 39.1	$ 19.1	$ 144.2	$ 59.1

"We are very pleased with our core operating results," said GenCorp Inc. President and CEO, Scott J. Seymour. "In 2013, we took two major steps toward our goal of long-term value creation for all of our stakeholders with the implementation of a new ERP system and the addition of the Rocketdyne business to our portfolio. In 2014, our focus remains on delivering excellent program performance to our customers, implementing our affordability initiatives, and completing the integration of Aerojet Rocketdyne."

Operations Review

 Aerospace and Defense Segment

	Three months ended November 30,		Year ended November 30,
	2013	2012	2013(1)	2012
	(In millions)
Net Sales:
Aerojet	$ 301.2	$ 294.5	$ 1,058.0	$ 986.1
Rocketdyne Business	182.6	—	319.4	—
	$ 483.8	$ 294.5	$1,377.4	$ 986.1
Segment profit before environmental remediation provision adjustments, retirement benefit plan expense and unusual items (Non-GAAP measure) (2) (3)	$ 46.1	$ 34.1	$ 147.6	$ 115.5
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense and unusual items (Non-GAAP measure)	9.5%	11.6%	10.7%	11.7%
_________
(1) Represents net sales from the acquisition date of June 14, 2013 (5 ½ months of sales in fiscal 2013).
(2) Includes expenses of $8.7 million in the fourth quarter of fiscal 2013 related to the following (i) depreciation associated with the step-up in fair value of tangible assets not allocable to the Company's U.S. government contracts; (ii) amortization of intangible assets associated with the Rocketdyne Business acquisition; and (iii) cost of sales associated with the step-up in fair value of inventory not allocable to the Company's U.S. government contracts.
(3) Includes expenses of $17.5 million in fiscal 2013 related to the following (i) depreciation associated with the step-up in fair value of tangible assets not allocable to the Company's U.S. government contracts; (ii) amortization of intangible assets associated with the Rocketdyne Business acquisition; and (iii) cost of sales associated with the step-up in fair value of inventory not allocable to the Company's U.S. government contracts.

Net sales for the fourth quarter of fiscal 2013 were $483.8 million compared to $294.5 million for the fourth quarter of fiscal 2012. The increase in net sales was primarily due to the acquisition of the Rocketdyne Business which contributed net sales of $182.6 million in the quarter. Net sales for fiscal 2013 were $1,377.4 million compared to $986.1 million for fiscal 2012. The increase in net sales was primarily due to the following: (i) sales from the Rocketdyne Business contributed $319.4 million of net sales from the acquisition date of June 14, 2013 (5 ½ months of sales in fiscal 2013); (ii) an increase of $53.7 million in the various Standard Missile programs primarily from increased development activities for the Throttling Divert and Attitude Control System for the Standard Missile-3 Block IIA program and increased deliveries on the Standard Missile-1 Regrain program; and (iii) increased deliveries on the Atlas V program generating additional sales of $21.0 million. The increase in net sales was partially offset by a reduction of $16.1 million on the Bomb Live Unit – 129B ("BLU-129B") composite case program due to completion of the contract in fiscal 2012 and the timing of the follow-on BLU-129B contract which is valued at $16.0 million.

The Company's fiscal year ends on November 30 of each year. The fiscal year of the Company's subsidiary, Aerojet Rocketdyne, Inc. ("Aerojet Rocketdyne") ends on the last Saturday of November. As a result of the 2013 calendar, Aerojet Rocketdyne had 14 weeks of operation in the first quarter of fiscal 2013 compared to 13 weeks of operations in the first quarter of fiscal 2012. The additional week of operation in the first quarter of fiscal 2013 accounted for $27.8 million in additional net sales.

Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items (Non-GAAP measure) was 9.5% for the fourth quarter of fiscal 2013, compared to 11.6% for the fourth quarter of fiscal 2012. The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense and unusual items compared to the comparable prior year period was primarily driven by higher unallowable depreciation and amortization expense of $11.0 million or 2.3% of net sales, primarily related to the valuation of the assets acquired from the Rocketdyne Business.

Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items (Non-GAAP measure) was 10.7% for fiscal 2013, compared to 11.7% for fiscal 2012. The decrease in the segment margin compared to the comparable prior year period was driven by higher depreciation and amortization expense of $21.4 million or 1.6% of net sales, primarily related to the valuation of the assets acquired from the Rocketdyne Business.

A summary of the Company's backlog is as follows:

	November 30,	November 30,
	2013	2012
	(In millions)
Funded backlog	$ 1,664	$ 1,018
Unfunded backlog	859	508
Total contract backlog	$ 2,523	$ 1,526

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control. Of the Company's November 30, 2013 total contract backlog, approximately 52%, or approximately $1,293 million, is expected to be filled within one year.

The Rocketdyne Business integration costs incurred and capitalized through November 30, 2013 totaled $8.6 million, all of which the Company believes will be allocated to the Company's U.S. government contracts. The final determination as to whether these integration costs are reimbursable costs is based on the Company's planned integration savings exceeding its restructuring costs by a factor of at least two to one. While the Company believes its anticipated restructuring savings will exceed restructuring costs by a factor of at least two to one, there can be no assurance that the Company will be successful in obtaining the anticipated savings.

Capital expenditures in fiscal 2013 related to the consolidation of the Rocketdyne facilities and ongoing enterprise resource planning costs were $41.8 million.

On January 30, 2014, the Company began providing notices to employees whose employment may be terminated as part of a cost reduction plan (the "Restructuring Plan"). The Restructuring Plan contemplates the reduction of the Company's overall headcount. If the Restructuring Plan is implemented as proposed, the workforce reduction would affect up to approximately 225 employees, and is expected to be completed by the end of March 2014. In connection with such implementation, the Company expects to incur costs of approximately $15.7 million, consisting of costs for severance, employee-related benefits and other associated expenses. The Restructuring Plan and the foregoing figures are the Company's estimates and are subject to change.

Real Estate Segment

Sales and segment performance for the fourth quarter of fiscal 2013 were $1.5 million and $0.9 million, respectively, compared to $3.7 million and $0.8 million for the fourth quarter of fiscal 2012, respectively. Sales and segment performance for fiscal 2013 were $5.7 million and $3.8 million, respectively, compared to $8.8 million and $3.7 million for fiscal 2012, respectively. Net sales and segment performance consist primarily of rental property operations.

Additional Information

Debt Activity

As of November 30, 2013 and 2012, the Company's debt was as follows:

	November 30,	November 30,
	2013	2012
	(In millions)
Senior debt	$ 45.0	$ 47.5
Senior secured notes	460.0	—
Convertible subordinated notes	193.4	200.2
Other debt	0.8	1.0
Total debt	$ 699.2	$ 248.7
Leverage ratio, as defined under the Company's senior credit facility	2.86 to 1.0	1.30 to 1.0
Revolving credit facility	$ 150.0	$ 150.0
Outstanding letters of credit	58.1	44.8
Availability under the revolving credit facility	$ 91.9	$ 105.2

During fiscal 2013, $1.6 million of the convertible subordinated notes were converted to common stock. Additionally, during fiscal 2013, the Company repurchased $5.2 million principal amount of its convertible subordinated notes at various prices. A summary of the Company's losses on the convertible subordinated notes repurchased during fiscal 2013 is as follows (in millions):

Principal amount of convertible subordinated notes repurchased	$ 5.2
Cash repurchase price	(10.1)
Write-off of the deferred financing costs	(0.1)
Loss on debt repurchased	$ (5.0)

On February 7, 2014, the Company announced that its Board of Directors authorized a share repurchase program of up to $75 million. Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices or in privately negotiated transactions.

Retirement Benefit Plans

As of November 30, 2013 and 2012, the Company's tax-qualified pension plans were as follows:

	November 30,	November 30,
	2013	2012
	(In millions)
Defined benefit tax-qualified pension plans' assets	$ 1,258.4	$ 1,243.1
Unfunded defined benefit tax-qualified pension plans	(261.7)	(454.5)

The Company does not expect to make any significant cash contributions to its government contractor business segment tax-qualified defined benefit pension plan until fiscal 2015, which are recoverable through its U.S. government contracts (see below). Additionally, the Company does not expect to make any significant cash contributions to the GenCorp tax-qualified defined benefit pension plan until fiscal 2018 or later, which are not recoverable through its U.S. government contracts. In addition, under the Office of Federal Procurement Policy rules, the Company will recover portions of any required pension funding through its government contracts and the Company estimates that approximately 91% of its unfunded pension obligation as of November 30, 2013 is related to its government contracting business. In conjunction with the acquisition of the Rocketdyne Business, the Company recorded a $5.3 million pension liability associated with Rocketdyne's bargaining unit employees. The annual expenses associated with the pension liability are allowed to be included in the Company's contracts with the U.S. government.

The funded status of the pension plan may be adversely affected by the investment experience of the plan's assets, by any changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company's plan assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plan could be higher than the Company expects.

The Company estimates that its non-cash retirement benefit expense will be approximately $36 million in fiscal 2014 compared to $65.0 million in fiscal 2013.

Income Taxes

The income tax benefit was $193.9 million for fiscal 2013 primarily from the release of the valuation allowance that existed at the beginning of the year, of which $178.7 million was recorded as an income tax benefit to continuing operations and $102.6 million was recorded in other comprehensive income.

During fiscal 2013, the Company concluded the positive evidence supporting the release of the valuation allowance previously recorded against substantially all of its net deferred tax assets outweighed the negative evidence supporting retention of the reserve. The evidence included the improved expected operating profits as a result of the Rocketdyne Business acquisition in the third quarter of fiscal 2013 and significant improvements surrounding the measurement of its defined benefit pension plan liability as of November 30, 2013. Accordingly, the valuation allowance that relates to expected future operating income was released in the third quarter of fiscal 2013 and allocated to continuing operations. The valuation allowance that was related to the gain in other comprehensive income, due to significant improvements surrounding the measurement of its defined benefit pension plan liability, was released through other comprehensive income in the fourth quarter of fiscal 2013 when the defined benefit pension plan gain was recognized. The Company will continue to evaluate the ability to realize its net deferred tax assets and the remaining valuation allowance on a quarterly basis.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company's business by the U.S. government;
  the integration difficulties or inability to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the acquisition;
  ability to manage effectively the Company's expanded operations following the acquisition of the Rocketdyne Business;
  the increase in the Company's leverage and debt service obligations as a result of the acquisition of the Rocketdyne Business;
  the Rocketdyne Business' international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  the acquisition of the RD Amross, LLC is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  failure to effectively integrate the Rocketdyne Business into the Company's enterprise resource planning system;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed from time to time in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

(Tables to follow)

GenCorp Inc.
Condensed Consolidated Statements of Operations
	Three months ended November 30,		Year ended November 30,
	2013	2012	2013	2012
	(In millions, except per share amounts)
	(Unaudited)
Net sales	$ 485.3	$ 298.2	$ 1,383.1	$ 994.9
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	431.0	261.3	1,229.6	869.6
Selling, general and administrative	13.7	10.0	53.6	41.9
Depreciation and amortization	17.2	6.2	43.8	22.3
Other expense, net	9.3	10.7	33.8	26.2
Total operating costs and expenses	471.2	288.2	1,360.8	960.0
Operating income	14.1	10.0	22.3	34.9
Non-operating (income) expense:
Interest income	—	(0.1)	(0.2)	(0.6)
Interest expense	12.5	5.7	48.7	22.3
Total non-operating expense, net	12.5	5.6	48.5	21.7
Income (loss) from continuing operations before income taxes	1.6	4.4	(26.2)	13.2
Income tax provision (benefit)	5.7	5.1	(193.9)	18.9
(Loss) income from continuing operations	(4.1)	(0.7)	167.7	(5.7)
Income from discontinued operations, net of income taxes	0.4	3.5	0.2	3.1
Net (loss) income	$ (3.7)	$ 2.8	$ 167.9	$ (2.6)
(Loss) Income Per Share of Common Stock
Basic
(Loss) income per share from continuing operations	$ (0.07)	$ (0.01)	$ 2.76	$ (0.09)
Income per share from discontinued operations, net of income taxes	0.01	0.06	—	0.05
Net (loss) income per share	$ (0.06)	$ 0.05	$ 2.76	$ (0.04)
Diluted
(Loss) income per share from continuing operations	$ (0.07)	$ (0.01)	$ 2.11	$ (0.09)
Income per share from discontinued operations, net of income taxes	0.01	0.06	—	0.05
Net (loss) income per share	$ (0.06)	$ 0.05	$ 2.11	$ (0.04)
Weighted average shares of common stock outstanding – basic	59.9	59.2	59.6	59.0
Weighted average shares of common stock outstanding –diluted	59.9	59.2	81.9	59.0

GenCorp Inc.
Operating Segment Information
	Three months ended November 30,		Year ended November 30,
	2013	2012	2013	2012
	(In millions)
	(Unaudited)
Net Sales:
Aerospace and Defense	$ 483.8	$ 294.5	$ 1,377.4	$ 986.1
Real Estate	1.5	3.7	5.7	8.8
Total Net Sales	$ 485.3	$ 298.2	$ 1,383.1	$ 994.9
Segment Performance:
Aerospace and Defense	$ 46.1	$ 34.1	$ 147.6	$ 115.5
Environmental remediation provision adjustments	(2.3)	(2.1)	(4.6)	(11.4)
Retirement benefit plan expense	(11.4)	(4.7)	(44.2)	(18.9)
Unusual items	0.2	(0.2)	(1.6)	(0.7)
Aerospace and Defense Total	32.6	27.1	97.2	84.5
Real Estate	0.9	0.8	3.8	3.7
Total Segment Performance	$ 33.5	$ 27.9	$ 101.0	$ 88.2
Reconciliation of segment performance to income (loss) from continuing operations before income taxes:
Segment performance	$ 33.5	$ 27.9	$ 101.0	$ 88.2
Interest expense	(12.5)	(5.7)	(48.7)	(22.3)
Interest income	—	0.1	0.2	0.6
Stock-based compensation expense	(4.4)	(1.4)	(14.1)	(6.5)
Corporate retirement benefit plan expense	(5.1)	(5.5)	(20.8)	(22.1)
Corporate and other	(4.2)	(3.6)	(20.9)	(12.7)
Unusual items	(5.7)	(7.4)	(22.9)	(12.0)
Income (loss) from continuing operations before income taxes	$ 1.6	$ 4.4	$ (26.2)	$ 13.2

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Condensed Consolidated Balance Sheets
	November 30, 2013	November 30, 2012
	(In millions)
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$ 197.6	$ 162.1
Accounts receivable	214.1	111.5
Inventories	105.9	46.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	20.4	22.3
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other receivables, prepaid expenses and other	22.4	16.8
Income taxes	12.6	2.5
Deferred income taxes	17.0	—
Total Current Assets	596.0	368.1
Noncurrent Assets
Property, plant and equipment, net	374.7	143.9
Real estate held for entitlement and leasing	80.2	70.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	88.7	107.9
Receivable from Northrop	72.0	69.3
Deferred income taxes	175.7	—
Goodwill	159.6	94.9
Intangible assets	135.7	13.9
Other noncurrent assets, net	72.7	51.1
Total Noncurrent Assets	1,159.3	551.2
Total Assets	$ 1,755.3	$ 919.3

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 2.9	$ 2.7
Accounts payable	122.5	56.1
Reserves for environmental remediation costs	36.6	39.5
Postretirement medical and life insurance benefits	7.3	7.5
Advance payments on contracts	104.4	100.1
Deferred income taxes	—	9.4
Other current liabilities	206.0	103.3
Total Current Liabilities	479.7	318.6
Noncurrent Liabilities
Senior debt	42.5	45.0
Second-priority senior notes	460.0	—
Convertible subordinated notes	193.2	200.2
Other debt	0.6	0.8
Deferred income taxes	—	2.2
Reserves for environmental remediation costs	134.7	150.0
Pension benefits	261.7	454.5
Postretirement medical and life insurance benefits	59.3	68.3
Other noncurrent liabilities	73.8	68.5
Total Noncurrent Liabilities	1,225.8	989.5
Total Liabilities	1,705.5	1,308.1
Commitments and contingencies
Redeemable common stock	0.2	3.9
Shareholders' Equity (Deficit)
Common stock	5.9	5.9
Other capital	280.1	269.6
Accumulated deficit	(14.0)	(181.9)
Accumulated other comprehensive loss, net of income taxes	(222.4)	(486.3)
Total Shareholders' Equity (Deficit)	49.6	(392.7)
Total Liabilities, Redeemable Common Stock and Shareholders' Equity (Deficit)	$ 1,755.3	$ 919.3

GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Year ended November 30,
	2013	2012
	(In millions)
	(Unaudited)
Operating Activities
Net income (loss)	$ 167.9	$ (2.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	(0.2)	(3.1)
Depreciation and amortization	43.8	22.3
Amortization of debt discount and financing costs	4.5	2.9
Stock-based compensation	14.1	6.5
Retirement benefit expense	65.0	41.0
Tax benefit on stock-based awards	—	(3.3)
Loss on debt repurchased	5.0	0.4
Changes in assets and liabilities	(222.4)	24.2
Net cash provided by continuing operations	77.7	88.3
Net cash used in discontinued operations	(0.1)	(2.1)
Net Cash Provided by Operating Activities	77.6	86.2
Investing Activities
Purchase of Rocketdyne Business	(411.2)	—
Purchase of investment	(0.5)	—
Proceeds from sale of land	—	0.6
Capital expenditures	(63.2)	(37.2)
Net Cash Used in Investing Activities	(474.9)	(36.6)
Financing Activities
Tax benefit on stock-based awards	—	3.3
Proceeds from shares issued equity plans	0.5	1.0
Proceeds from the issuance of debt	460.0	—
Debt issuance costs	(14.9)	(1.3)
Debt repayments	(12.8)	(77.7)
Vendor financing repayments	—	(0.8)
Net Cash Provided by (Used in) Financing Activities	432.8	(75.5)
Net Increase (Decrease) in Cash and Cash Equivalents	35.5	(25.9)
Cash and Cash Equivalents at Beginning of Year	162.1	188.0
Cash and Cash Equivalents at End of Year	$ 197.6	$ 162.1

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, on-going and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, on-going and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP income (loss) from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, on-going and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income (loss), as determined in accordance with GAAP.

	Three months ended November 30,		Year ended November 30,
	2013	2012	2013	2012
	(In millions, except percentage amounts)
	(Unaudited)
Income (loss) from continuing operations before income taxes	$ 1.6	$ 4.4	$ (26.2)	$ 13.2
Interest expense	12.5	5.7	48.7	22.3
Interest income	—	(0.1)	(0.2)	(0.6)
Depreciation and amortization	17.2	6.2	43.8	22.3
Retirement benefit expense	16.5	10.2	65.0	41.0
Unusual items
(Gain) loss on legal related matters and settlements	(0.7)	0.1	(0.5)	0.7
Rocketdyne Business acquisition related costs	1.2	7.5	20.0	11.6
Loss on debt repurchased	5.0	—	5.0	0.4
Adjusted EBITDAP	$ 53.3	$ 34.0	$ 155.6	$ 110.9
Adjusted EBITDAP as a percentage of net sales	11.0%	11.4%	11.3%	11.1%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful to investors because they permit investors to view the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended November 30,		Year ended November 30,
	2013	2012	2013	2012
	(In millions)
	(Unaudited)
Cash provided by operating activities	$ 51.1	$ 23.2	$ 77.6	$ 86.2
Capital expenditures	(24.5)	(18.4)	(63.2)	(37.2)
Free cash flow	$ 26.6	$ 4.8	$ 14.4	$ 49.0

		November 30, 2013	November 30, 2012
		(In millions)
		(Unaudited)
Debt principal		$ 699.2	$ 248.7
Cash and cash equivalents		(197.6)	(162.1)
Net debt		$ 501.6	$ 86.6

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors:
         Kathy Redd,
         vice president and chief financial officer
         916.355.2361
 Ron Samborsky,
         vice president, investor relations
         916.355.3610

         Media:
         Glenn Mahone,
         vice president, communications
         202.302.9941